CORPORATE POLICY

CG & HR COMMITTEE CHARTER

This document has been approved by the President of MegaWest Energy Corp. and is effective, from the date shown below, as part of MegaWest’s Corporate Governance.

Signed: /s/ George T. Stapleton II	Signed: /s/ R. William Thornton	Date: October 29, 2007

George T. Stapleton II	R. William Thornton

The Corporate Governance and HR Committee shall periodically re-validate this Policy to ensure that it continues to serve the purpose intended.

STATEMENT:

A Corporate Governance and HR Committee will be appointed by the Board of Directors of MegaWest Energy Corp. (the “Corporation”). The primary function of the Corporate Governance and HR Committee is to assist the Executive in fulfilling its oversight responsibilities, primarily through:

1.	overseeing the management of programs that are comprised of but not limited to:

	(a)	Corporation’s Compensation program, comprised of but not limited to; Benefits Program, Employee Salary & Bonus Program, Stock Option Program, and Group Savings Plan,

	(b)	and Corporate Policy and Procedure process and controls; and

2.	provide an avenue of communication for internal operations.

PRINCIPLES:

COMPOSITION

1.	The Corporate Governance and HR Committee shall comply with all regulatory and listing requirements.

2.

If any member of the Corporate Governance and HR Committee develops a “conflict of interest”, that member shall have an affirmative obligation to promptly disclose such relationship to the Corporate Governance and HR Committee.

3.	At least one member of the Corporate Governance and HR Committee shall have related expertise.

MEETINGS

1.

The Corporate Governance and HR Committee shall meet as frequently as circumstances dictate, but no less than one time annually for review of committee deliverables. The Board of Directors shall name a chairperson of the Committee, who shall prepare and/or approve an agenda in advance of each meeting. A majority of the members of the Corporate Governance and HR

CORPORATE POLICY

CG & HR COMMITTEE CHARTER

Committee shall constitute a quorum. The Corporate Governance and HR Committee shall maintain minutes or other records of meetings and activities of the Committee.

2.	The Corporate Governance and HR Committee shall, through its chairperson, report regularly to the Board of Directors and Executive following the meetings of the Committee.

IMPLEMENTATION:

RESPONSIBILITIES AND DUTIES

The Corporate Governance and HR Committee’s specific responsibilities are as follows:

General

1.	The Corporate Governance and HR Committee shall, with the assistance of management, review and evaluate at least annually, the Committee’s:

	a.	Charter;

	b.	Powers and responsibilities; and

	c.	Performance and deliverables.

2.	The Corporate Governance and HR Committee shall report and make recommendations to the Board of Directors and Executive with respect to the foregoing, as appropriate.

3.	The Corporate Governance and HR Committee shall prepare annual Committee reports for the Company’s annual meetings.

4.	The Corporate Governance and HR Committee shall, in addition to the performance of the duties described in this charter, undertake such additional duties as from time to time may be:

	a.	delegated to it by the Board of Directors;

	b.	required by law or other regulatory authority; or

	c.	deemed desirable, as is recommended by the Committee’s and approved by the Executive, in connection with its functions described in this charter.

Internal Controls and Risk Assessment

1.

The Corporate Governance and HR Committee shall obtain from the Executive their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company.

CORPORATE POLICY

CG & HR COMMITTEE CHARTER

Compliance with Laws, Regulations and Policies

1.

The Corporate Governance and HR Committee shall review with management actions taken to ensure compliance with any code or standards of conduct for the Corporation which may be established by the Executive.

2.	The Corporate Governance and HR Committee shall review with the Executive any legal compliance matters.

3.

The Corporate Governance and HR Committee shall periodically review the Policies promulgated by the Executive relating to the qualifications, activities, responsibilities and duties of Committees and shall take, or recommend that the Executive take, appropriate action to review and update such Policies and Procedures.